UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tandy Brands Accessories, Inc.
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690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 31, 2006

Dear Stockholder:

We will hold this year’s annual meeting of stockholders on October 31, 2006, at 10:00 a.m., local time, at the Hilton Arlington, 2401 East Lamar Blvd., Arlington, Texas 76006. At the meeting, we will ask you to consider and vote on the re-election of Dr. James F. Gaertner, Roger R. Hemminghaus and Gene Stallings to our Board of Directors. If re-elected, they will serve for a three-year term that will expire in 2009. We will also ask you to consider a stockholder proposal, if such proposal is properly presented at the meeting.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder on September 21, 2006, you are entitled to notice of and to attend the meeting. You are also entitled to vote on the above-referenced matters and on any other matters presented to the stockholders at the meeting.

We hope you will find it convenient to attend the annual meeting in person. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure your vote is represented. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the vote is taken and vote your shares personally at the meeting.

By Order of the Board of Directors,

W. MIKE BAGGETT
Secretary

Arlington, Texas
September 22, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 31, 2006

We are pleased to present you with this proxy statement in connection with this year’s annual stockholders’ meeting. We hope you will come to our annual meeting on Tuesday, October 31, 2006.

At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on Tandy Brands’ achievements over the past year, as well as an overview of our plans for the upcoming year and beyond. As always, we will conclude the meeting by entertaining your questions and comments.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

We look forward to seeing you at this year’s meeting.

Sincerely,

J.S.B. JENKINS
President and Chief Executive Officer

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

Why did I receive this proxy statement?

On September 27, 2006, we began mailing this proxy statement to everyone who was a stockholder of record of our company on September 21, 2006. Only stockholders of record on the close of business on September 21, 2006, are entitled to vote at the meeting. The purposes of this proxy statement are to:

•	let our stockholders know when and where we will hold our annual stockholders’ meeting;

•	provide detailed information about the three directors who have been nominated for re-election to our Board of Directors;

•	provide information regarding a stockholder’s proposal; and

•	provide updated information about our company that you should consider in order to make an informed decision at the meeting.

At the close of business on the record date, there were 6,819,759 shares of our common stock issued, outstanding and entitled to vote and approximately 693 holders of record. Each holder of record is entitled to one vote per share. To achieve a quorum at the meeting, a majority of our outstanding shares must be present either in person or represented by proxy.

I received more than one proxy statement. Why?

If you received more than one proxy statement, your shares are probably registered in names that are not identical or are held in more than one account. Please vote each proxy you received.

I share an address with another stockholder of the Company, but we only received one proxy statement. Why?

In some cases, only one copy of our 2006 Annual Report to Stockholders and this proxy statement are being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will gladly deliver a separate copy of our 2006 Annual Report and this proxy statement to stockholders sharing an address upon written or oral request. If, on the other hand, you have received multiple copies of our 2006 Annual Report to Stockholders and this proxy statement and wish to receive a single copy in the future, we will gladly deliver one copy of our Annual Report and proxy statement upon written or oral request. Written requests should be sent to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary. Oral requests should be made by calling our corporate offices at (817) 548-0090.

What will occur at the annual meeting?

First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be “present” at the meeting if the stockholder is:

•	present in person; or

•	represented by proxy at the meeting.

According to our bylaws, holders of at least a majority of our outstanding shares must be present in person or by proxy at this year’s meeting in order to conduct business. If holders of fewer than a majority of our outstanding shares are present at the meeting, we will adjourn the meeting to a later date. The new meeting date will be announced at the meeting.

If enough stockholders are present at the meeting to conduct business, we will vote on the proposal to re-elect each of Dr. James F. Gaertner, Roger R. Hemminghaus and Gene Stallings to our Board of Directors. This proposal has been unanimously approved by our Board of Directors. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the re-election of each of Dr. Gaertner, Mr. Hemminghaus and Mr. Stallings.

If enough stockholders are present at the meeting to conduct business and the proposing stockholder properly presents the proposal, we will also vote on the stockholder proposal described in this proxy statement. This proposal has been unanimously rejected by our Board of Directors. The Board of Directors is now soliciting your vote on the proposal and recommends that you vote AGAINST the stockholder proposal.

After a vote has been taken on the proposals at the meeting, we will discuss and take action on any other matter properly brought before the meeting. Also, some of our executive officers will report on our recent financial results and our current operations.

Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How do I vote if I do not plan to attend the annual meeting?

You may mark your selections on the enclosed proxy card, date and sign the card, and return the card in the enclosed postage-paid envelope. The proxies appointed by you on the proxy card will then vote your shares at the meeting as you direct. We encourage you to return your completed proxy card now even if you plan to attend the meeting in person. If your shares are held in a broker, bank or other custodian account, you may vote your shares only by signing and timely returning the enclosed voting instruction card or providing other proper voting instructions to the registered owner of your shares.

Please understand that if you vote by signing and returning the enclosed proxy card you are appointing J.S.B. Jenkins, our President and Chief Executive Officer, and Mark J. Flaherty, our Chief Financial Officer, Treasurer and Assistant Secretary, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have instructed them to vote. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Jenkins and Mr. Flaherty will be authorized to use their discretion to vote on such issues on your behalf.

All shares of common stock represented at the annual meeting by properly executed proxy cards received prior to or at the meeting, and which have not been revoked, will be voted at the meeting in accordance with the instructions indicated in the proxies. If no instructions are given, such proxies will be voted FOR the election of each of the nominees for director and AGAINST the stockholder proposal.

How many votes are necessary to re-elect a nominee as a director?

Each nominee for director must receive the affirmative vote of a majority of the shares present at the meeting, either in person or represented by proxy, to be re-elected to our Board of Directors.

How many votes are necessary to approve the stockholder proposal?

If properly presented at the meeting, the stockholder proposal must receive the affirmative vote of a majority of the shares present at the meeting, either in person or represented by proxy, to be approved.

What if a nominee for director is unwilling or unable to stand for re-election?

Each of Dr. Gaertner, Mr. Hemminghaus and Mr. Stallings has agreed to stand for re-election to our Board of Directors. We are not aware of any intention of any nominee not to stand for re-election or any circumstances which would cause any nominee not to stand for re-election. However, if unexpected events arise which cause one or more of the nominees to be unable to stand for re-election, then our Board of Directors:

•	may, during the meeting, nominate another person for director;

•	may determine not to fill the vacancy on the Board created by the nominee’s inability to stand for re-election; or

•	may vote at the meeting to reduce the size of the Board of Directors.

It is important for you to understand that, under the foregoing circumstances, if our Board of Directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

Who counts the votes and how are the votes treated?

We will appoint two persons as inspectors of election for the meeting. Those inspectors will determine if a quorum exists and count the votes cast.

Abstentions, “withheld votes” and “broker non-votes” are counted as present and entitled to vote for purposes of determining if a quorum exists. Broker non-votes are shares held by brokers or nominees for which the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary power to decide how to vote the shares. Because the stockholder proposal is not a routine matter, your broker or nominee may not vote your shares on this matter without receiving instructions.

For the purpose of determining whether a director is elected or a proposal has received the requisite approval, (i) shares constituting broker non-votes will not be counted and will have no impact on the vote totals, and (ii) shares constituting withheld votes or abstentions will be included in the vote totals with the result that withheld votes and abstentions will have the same effect as a negative vote.

What if I want to revoke or change my vote?

If you own shares that are registered in your name, you can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by:

•	filing a written notice of revocation, which includes a later date than the proxy date, with our Assistant Secretary at or before the meeting;

•	properly executing a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of your proxy.

Any notice revoking a proxy should be sent in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

If your shares are not registered in your name, you may revoke or change your voting instructions only by timely providing a proper notice or other proper voting instructions to the registered holder of your shares.

Who pays for this proxy solicitation?

We will pay for the cost of this proxy solicitation. Our directors, officers and employees may solicit proxies on our behalf. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by email, by facsimile, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries in order to forward proxy solicitation materials to beneficial owners of our common stock. We have retained Georgeson Shareholder to distribute proxies. We will pay Georgeson Shareholder a fee of approximately $700, plus reasonable expenses, for these services.

How do I propose an issue for discussion or vote at next year’s annual meeting?

Stockholder proposals for consideration at next year’s annual meeting of stockholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our certificate of incorporation. To be timely under Rule 14a-8, stockholder proposals must be received by the Company no later than June 7, 2007, in order to be included in next year’s proxy statement. Written notice of stockholder proposals not intended to be included in the proxy statement will be considered timely if we receive them no later than August 21, 2007.

Notwithstanding the foregoing, if a stockholder wishes to nominate anyone for election to our Board of Directors, our certificate of incorporation requires that the stockholder submit notice of his or her nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we mail notice of the meeting to our stockholders. The stockholder’s notice must contain the name of the nominee for director, the nominee’s business and residence address, the nominee’s principal occupation, the name and address of the nominee’s employer or business if self-employed, and the number of shares of our common stock beneficially owned by the nominee, if any, and by the nominating stockholder.

All proposals and nominations submitted by stockholders must comply with all applicable laws and the rules of The NASDAQ Stock Market (“Nasdaq”). The Chairman of the meeting may refuse to allow the transaction of any business not proposed in compliance with the foregoing procedures. You may submit your proposal or nomination in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

According to our bylaws, any proposal properly presented at the meeting by a stockholder will require the affirmative vote of a majority of the shares present at the meeting, whether in person or represented by proxy, unless otherwise provided by law, our certificate of incorporation or an agreement to which the Company is a party. If a stockholder presents a matter at the meeting requiring a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

We have not received notice of any director nominations to be presented at this year’s annual meeting.

How can I receive a copy of the Annual Report on Form 10-K?

Our Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2006 is enclosed with this proxy statement. If you would like to receive a copy of the exhibits to our Form 10-K, we will provide copies of the exhibits upon request, but we may charge a reasonable fee for providing such exhibits. You may obtain the exhibits by mailing a written request to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Chief Financial Officer. Our Form 10-K, including exhibits, is also available free of charge on the SEC’s website at www.sec.gov.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Our certificate of incorporation divides our Board of Directors into three classes, with each class serving a three-year term. One class of directors is elected at each annual meeting of stockholders. The terms of our Class I directors, Dr. James F. Gaertner, Roger R. Hemminghaus and Gene Stallings, expire at this year’s annual meeting.

Our Board of Directors has nominated each of Dr. Gaertner, Mr. Hemminghaus and Mr. Stallings for re-election to serve until the 2009 annual meeting of stockholders or until each of their respective successors is elected and qualified. The remaining directors will continue to serve on our Board of Directors until their respective terms expire and their respective successors are elected and qualified. Our bylaws authorize a Board comprised of three to nine directors. The number of directors constituting our Board is presently set at seven by resolution of our Board.

Who is nominated for re-election to our Board of Directors?

James F. Gaertner, Ph.D., age 63, has been a director since November 1990 and Chairman of the Board since October 1998. Following a 12-month sabbatical, Dr. Gaertner began serving as President of Sam Houston State University in Huntsville, Texas, in August 2001. Dr. Gaertner served as Dean of the College of Business at The University of Texas at San Antonio (“UTSA”) from September 1, 1987, until June 30, 2000. Before his appointment as Dean, Dr. Gaertner served for four years as a professor and Director of the Division of Accounting and Information Systems at UTSA. Dr. Gaertner served as an associate professor at the University of Notre Dame from September 1976 until August 1983. During that period, Dr. Gaertner served as director of Notre Dame’s London master of business program in London, England. From 1968 to 1973, Dr. Gaertner served as a director and Chief Financial Officer of Tex Tan Welhausen Co., and later served as the Controller for Tex Tan Welhausen, a division of Tandy Corporation. Prior to his employment at Tex Tan Welhausen, he was employed as a member of the audit staff of KPMG Peat Marwick in Houston, Texas. Dr. Gaertner currently serves on the Board of Trustees of U.S. Global Investors, Inc., a registered investment adviser and management firm in San Antonio, Texas. Dr. Gaertner’s term as a Class I director expires at the 2006 annual meeting.

Roger R. Hemminghaus, age 70, has been a director since June 2000. From 1996 to 1999, Mr. Hemminghaus served as Chief Executive Officer of Ultramar Diamond Shamrock Corp., and from 1996 to January 2000 he served as the Chairman of the Board. From 1987 to 1996, Mr. Hemminghaus served as the Chairman and Chief Executive Officer of Diamond Shamrock, Inc. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas and currently serves as a director of CTS Corporation and Xcel Energy, Inc. Mr. Hemminghaus also serves on the Board of Regents of Texas Lutheran University, on the National Advisory Board of the Boy Scouts of America, and as a member of the board of directors of the Southwest Research Institute. Mr. Hemminghaus’ term as a Class I director expires at the 2006 annual meeting.

Gene Stallings, age 71, has been a director since June 1997. Mr. Stallings is presently a rancher, an author, and a private investor. From January 1990 to December 1996, he was the head football coach of the University of Alabama. From 1986 to 1989, he was head coach of the St. Louis/Phoenix Cardinals professional football team. Mr. Stallings is a member of the Board of Directors of the Peoples National Bank of Paris, Texas, the Board of Trustees of Abilene Christian University, the Board of Directors of Christus St. Joseph’s Hospital in Paris, Texas, and the Board of Directors of Great Southern Wood Incorporated. Mr. Stallings’ term as a Class I director expires at the 2006 annual meeting.

There are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

Who are our continuing directors?

The following persons are the members of our Board of Directors whose terms will continue after this year’s annual meeting:

Colombe M. Nicholas, age 61, has been a director since October 1999. Since 2002, Ms. Nicholas has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., specializing in the fashion industry. Prior to working as a private consultant from 1999 to 2002, Ms. Nicholas served as President and Chief Executive Officer for Anne Klein Group, a women’s fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas currently serves as a member of the Board of Trustees of the University of Dayton in Dayton, Ohio. Ms. Nicholas also currently serves on the board of directors of The Mills Corporation and on the board of directors of Oakley, Inc. Ms. Nicholas’ term as a Class II director expires at the 2007 annual meeting.

W. Grady Rosier, age 58, has been a director since February 2005. Mr. Rosier has over 30 years of experience in the retail and distribution industries. He currently serves as President and Chief Executive Officer of McLane Company, Inc., a position he has held for 11 years. Mr. Rosier joined McLane Company in 1984 as President, McLane/Sunwest, and has since served in senior and executive management roles throughout the company’s value chain, including purchasing, distribution, marketing, and customer service. Formerly a subsidiary of Wal-Mart Stores, McLane Company was acquired by Berkshire Hathaway Inc. in May 2003. Mr. Rosier also serves on the board of directors of KFx Inc., a publicly traded energy company. Mr. Rosier’s term as a Class II director expires at the 2007 annual meeting.

J.S.B. Jenkins, age 63, has served as the President and Chief Executive Officer of the Company and as a member of our Board of Directors since our formation in November 1990. Mr. Jenkins served as Executive Vice President of The Bombay Company, Inc. (“Bombay”) from July 1, 1985 until December 31, 1990, and as Vice President of Bombay from 1980 until 1985. He also served as the President of the Tandy Brands Accessories division of Bombay from April 1986 until the spin-off of that division in December 1990. In 1978, Mr. Jenkins was named President of Tex Tan Welhausen Co., a division of Bombay, where he served until becoming an officer of Bombay. Mr. Jenkins was Vice President and Production Manager of Tex Tan Welhausen Co. from 1974 until 1977 and was named Executive Vice President of that division in 1977. Mr. Jenkins currently serves on the board of directors of Luby’s, Inc. and Hardware Resources and serves on the Southwest (Northern) Advisory Board of the

Liberty Mutual Insurance Company. Mr. Jenkins also is a member of the Texas A&M University College of Business Administration/Graduate School of Business Development Council, the Texas A&M University President’s Council, and the advisory board of directors of the Texas A&M University 12th Man Foundation. Mr. Jenkins’ term as a Class III director expires at the 2008 annual meeting.

George C. Lake, age 54, joined our Board of Directors in August 2004. Since 1999, Mr. Lake has been the Founder and Managing Partner of Lake Real Estate & Investments, a real estate investment, investment banking and advisory company headquartered in The Woodlands, Texas, focusing on real estate and real-estate related operating businesses. Mr. Lake’s term as a Class III director expires at the 2008 annual meeting.

PROPOSAL TWO: STOCKHOLDER PROPOSAL TO RESCIND PREFERRED SHARE PURCHASE RIGHTS PLAN

We have been advised that one of our stockholders intends to present a proposal at the annual meeting of stockholders. The name, address and stock ownership of the proponent will be furnished by the Company promptly upon receiving an oral or written request directed to our Secretary.

In accordance with Federal securities laws, the stockholder proposal and supporting statement is presented below exactly as submitted by the stockholder and quoted verbatim and is set forth in italics. The Company disclaims all responsibility for the content of the stockholder proposal and the supporting statement.

For the reasons stated in the Board of Directors’ response, which follows the stockholder proposal, the Board strongly and unanimously recommends you vote AGAINST the stockholder proposal.

Proposal:

Rescission of the Tandy Brands Accessories Inc. Preferred Share Purchase Rights and Establishment of Policy for Future Rights Plans

Resolved, that the shareholders of Tandy Brands Accessories Inc. (“the Company”) urge the Board of Directors to take the necessary steps to rescind the Company’s Preferred Share Purchase Rights Plan (“the Rights Plan”) and other plans, if any, that have similar effects to the Rights Plan. Furthermore, the shareholders call for the Board of Directors to adopt a policy specifying that the board will only adopt a shareholder rights plan (commonly referred to as a “poison pill”) in the future if:

•	Shareholders have approved adoption of the plan; or

•	The board, in its exercise of its fiduciary responsibilities, determines that it is in the best interest of shareholders under a specific set of circumstances to adopt a pill without the delay that would result from seeking shareholder approval (a “fiduciary out” provision). A poison pill adopted under the fiduciary out provision will be put to a vote of the shareholders within twelve months of adoption or expire. If the pill is not approved by a majority of the shareholder votes cast on this issue, the plan will immediately terminate. In addition, pills adopted under the fiduciary out provision shall only be approved by those directors that are attested to be independent of management.

Stockholder’s Statement of Support

The supposed benefit of poison pills is to force a potential acquirer of a company to negotiate with the board so that a fair price can be obtained for all shareholders. Although this is an admirable goal, the actual effect, in our opinion, is to entrench the board and management and to make the board and management less responsive to shareholders.

Market forces push directors and managers to strive to make optimum economic decisions. However, when a poison pill is in place, the market for corporate influence and control is hindered. Directors and managers that make sub-optimum resource allocation decisions can be protected by the poison pill. A shareholder may see an opportunity to acquire a significant interest in the company and influence better resource allocation decisions but will not be able to act because of the dilutative effect of the poison pill.

Poison pills amount to a major defacto shift of voting rights away from the shareholders on matters pertaining to a sale of the company. Accordingly, shareholders should be asked if they want to temporarily relinquish such power before a poison pill is implemented.

Additional information regarding this proposal can be found at www.golcondalp.com.

We urge all shareholders to vote FOR this resolution.

Board of Directors’ Response to Stockholder Proposal

The Board of Directors believes, and independent evidence suggests, that rights plans actually enhance value for stockholders. For example:

•	According to the Investor Responsibility Reach Center, an independent source of impartial information on corporate governance and social responsibility issues, worldwide rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders.

•	Institutional Shareholder Services, Inc., a major institutional stockholder advocacy group, commissioned a study released in February 2004 designed to test the correlation between corporate governance and stockholder value. The study found that companies with strong anti-takeover defenses, including rights plans, achieved higher stockholder returns of three-, five- and ten-year periods, higher return on equity, and higher performance on a number of other key financial and operating statistics.

•	A study by J.P. Morgan (now JP Morgan Chase & Co.), a global financial services provider, published in 2001, analyzing 397 acquisitions of U.S. public companies from 1997 to 2000 where the purchase price exceeded $1 billion, found that companies with rights plans in place received a median premium of 35.9% compared to 31.9% for companies without a rights plan.

•	In addition, a study published in 1997 by Georgeson & Company Inc. (now Georgeson Stockholder Communications, Inc.), a nationally recognized proxy solicitation and investor relations firm, analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on stockholder value. The study found that takeover premiums paid to target companies with rights plans were an average of eight percentage points higher than those paid to companies without rights plans, rights plans contributed an additional $13 billion in stockholder value in takeover situations over the study period, and stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums over the same period. The study also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid or the defeat of a hostile one, and did not reduce the likelihood of a company becoming a takeover target.

The Company’s current preferred share purchase rights plan (the “Rights Plan”) is designed to strengthen the Board of Directors’ ability, in the exercise of its fiduciary duties, to protect our stockholders’ interests and to ensure that each stockholder is treated fairly in any transaction that involves a change of control of the Company. The Rights Plan does not prevent suitors from making offers to the Board or our stockholders, nor is it a deterrent to a stockholder’s initiation of a proxy contest. Instead, it is designed to encourage potential purchasers to negotiate directly with the Board and to give the Board sufficient time to evaluate the merits of every takeover proposal it receives, consistent with its fiduciary duties. This affords the Board the ability to respond to acquisition proposals, and the ability to attempt to negotiate a higher bid from a suitor, and flexibility to develop and pursue alternatives that may better enhance stockholder value. The Board believes that as the elected representative of the stockholders, it is in the best position to assess the intrinsic value of the Company and to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process.

Potential takeover abuses that the Company’s Rights Plan is designed to protect against include the following:

•	Compressed Time Frame — The traditional function of the Board of Directors is to act and negotiate in the best interest of and on behalf of the Company’s stockholders in connection with a merger or other business combination. The commencement of a tender offer, as opposed to negotiation with the Board of Directors, could leave the Company with a highly compressed time frame for considering alternatives and no meaningful bargaining power to seek a higher price or better terms for stockholders.

•	Creeping Tender Offer — By use of the so-called “creeping tender offer,” a potential hostile acquirer, through selective open-market purchases in which it offers different prices to different stockholders, could gain control of the Company without affording stockholders the protections of the Federal tender offer rules which require, among other things, that all stockholders receive the same price in a tender offer.

•	Street Sweep — The commencement of a tender offer by a hostile acquiror could result in professional short-term stock traders (arbitrageurs) acquiring large numbers of shares. Once this takes place, the hostile acquiror could terminate the tender offer (possibly causing the stock price to fall) and “sweep the street,” thereby acquiring control from the arbitrageurs but leaving other public stockholders as minority stockholders.

•	Partial Tender Offer — The takeover of the Company by a hostile acquiror through a creeping or partial tender offer would enable the hostile acquiror to take advantage of the public minority stockholders through self-dealing and conflict transactions or to squeeze out the public stockholders, forcing them to accept questionable securities.

The Company’s Rights Plan was adopted by the Board in order to enhance its ability, in a manner consistent with its fiduciary duties, to preserve and enhance the value of every stockholder’s investment in the Company. The Board carefully reviewed the arguments for and against adopting such a plan before making its decision and continues to periodically review the matter, in consultation with outside counsel, to consider whether maintaining the Rights Plan continues to be in the best interests of the Company’s stockholders. In fact, on October 18, 2005, the Board of Directors considered whether maintaining the Rights Plan was in the best interests of stockholders, and determined that it was. The Board of Directors, following receipt of this stockholder proposal, again considered whether maintaining the Rights Plan was in the best interests of stockholders, and determined that it was.

The Board of Directors believes redemption of the Rights Plan at this time would be premature and would remove any incentive for a potential purchaser to negotiate with the Board of Directors, leaving the stockholders unprotected from potentially coercive and unfair offers. In addition, the Company stockholders should understand that stockholder approval of the adoption or maintenance of our Rights Plan is not required by any applicable law, regulation or rule or any rule of The NASDAQ Stock Market. The stockholder approval process is long and costly, and a requirement to seek stockholder approval for a rights plan could seriously jeopardize the Company’s negotiating position and leverage in a hostile situation, leaving the stockholders vulnerable to coercive and unfair acquisition tactics.

Finally, it is not clear how giving up the important bargaining tool created by our Rights Plan would respond to any of the corporate governance issues raised by the proponent. The Board of Directors is comprised entirely of independent outside directors, with the exception of the Company’s President and Chief Executive Officer. The Board of Directors believes that this independence, in conjunction with the requirement to maintain a majority of independent directors on the Board of Directors, and the Board of Directors’ duty to act in good faith and in the best interests of Company and its stockholders, provides adequate assurance against the Rights Plan being utilized for management entrenchment. In addition: the office of Chairman of the Board of Directors is separate from the office of President and is held by an independent director; all of the key committees of the Board of Directors consist solely of independent directors; we have adopted a Code of Business Conduct and Ethics applicable to the Board of Directors, a copy of which is posted on our website; and the Board evaluates its effectiveness and performance on an annual basis.

Based on the foregoing reasons, the Board of Directors believes the proposal is not in the best interests of the Company’s stockholders and recommends a vote AGAINST it.

EXECUTIVE OFFICERS

Who are our executive officers?

The following table lists the names and ages of our named executive officers and all positions they hold. Each of the listed officers has been elected by our Board of Directors and serves at the discretion of the Board.

Name	Age	Positions Held

J.S.B. Jenkins	63	President, Chief Executive Officer and Director
Mark J. Flaherty	43	Chief Financial Officer, Treasurer and Assistant Secretary
David Lawhon	60	Vice President of Operations

Information regarding Mr. Jenkins’ business experience can be found under “Proposal One: Election of Directors — Who are our continuing directors?”

Mark J. Flaherty has served as our Chief Financial Officer since August 2002, our Treasurer since October 2002, and our Assistant Secretary since October 2003. Prior to becoming our Chief Financial Officer, Mr. Flaherty served as our Corporate Controller from June 1997 through August 2002. From 1991 to June 1997, Mr. Flaherty held the positions of Divisional Controller and Assistant Corporate Controller of various companies in the real estate and staffing industries. Prior to 1991, Mr. Flaherty was employed in the audit practice at the accounting firm formerly known as Coopers & Lybrand. Mr. Flaherty is a certified public accountant.

David Lawhon was elected as our Vice President of Operations on August 16, 2005. Mr. Lawhon has been with the Company in various capacities since 1963, and was the Company’s President, Men’s & Women’s Operations & Distribution for the last two years. In that position, Mr. Lawhon was responsible for the Company’s manufacturing and distribution centers as well as purchasing and inventory control for the Men’s Division, ETON and the department store portion of the Women’s Division. Prior to that, Mr. Lawhon was Senior Vice President, Operations and Merchandising for the Men’s Division.

There are no family relationships between any directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Who owns more than 5% of our stock?

Unless otherwise indicated, the following table sets forth information as of September 13, 2006, with respect to the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our common stock. As of September 13, 2006, 6,819,759 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Ownership

Tandy Brands Accessories, Inc.	609,256	(2)	8.93%
Employees Investment Plan and
Benefit Restoration Plan Trust
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
Advisory Research, Inc.	668,574	(3)	9.80%
180 North Stetson St
Suite 5500
Chicago, Illinois 60601
Franklin Resources, Inc.	394,700	(4)	5.79%
One Franklin Parkway
San Mateo, California 94403
J.S.B. Jenkins	806,781	(5)	11.45%
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days.

(2)	Voting power of the shares held pursuant to the Tandy Brands Accessories, Inc. Employees Investment Plan and Benefit Restoration Plan Trust is vested in Comerica Bank, as trustee, subject to the right of participants in the plans to direct the voting of each of their allocable shares of our common stock in the plans. The trustee votes any shares for which no directions are received in the same proportion as those shares with respect to which voting directions are received.

(3)	Based upon a Schedule 13G filed on September 11, 2006.

(4)	Based upon a Schedule 13G filed on February 8, 2006.

(5)	Includes 429,752 shares held of record, 225,178 shares subject to stock options exercisable within 60 days, approximately 4,834 shares held indirectly through our Stock Purchase Program, and approximately 147,017 shares held indirectly through our Employees Investment Plan; but does not include approximately 74,324 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest. Employees Investment Plan and Stock Purchase Program holdings are as of August 31, 2006.

How much stock do our directors and executive officers own?

Unless otherwise indicated, the following table sets forth information as of September 13, 2006, with respect to the shares of our common stock beneficially owned by each of our directors, our named executive officers, and our directors and named executive officers as a group. As of September 13, 2006, 6,819,759 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage of
Name of Beneficial Owner	Beneficially Owned(1)		Ownership

James F. Gaertner, Ph.D.	56,012	(2)	*
Roger R. Hemminghaus	24,045	(3)	*
J.S.B. Jenkins	806,781	(4)	11.45%
George C. Lake	11,200	(5)	*
Colombe M. Nicholas	20,545	(6)	*
W. Grady Rosier	11,900	(7)	*
Gene Stallings	29,482	(8)	*
Mark J. Flaherty	49,518	(9)	*
David Lawhon	40,430	(10)	*
All directors and executive officers as a group (9 persons)	1,049,913	(11)	14.55%

*	Represents less than 1%.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. Directors and officers have sole voting and investment power with respect to the shares shown unless otherwise indicated below.

(2)	Includes 11,774 shares held of record and 44,238 shares subject to stock options exercisable within 60 days; but does not include approximately 4,082 shares attributable to ownership of phantom stock units under our 1995 Stock Deferral Plan for Non-Employee Directors.

(3)	Includes 6,245 shares held of record and 17,800 shares subject to stock options exercisable within 60 days; but does not include approximately 22,381 shares attributable to ownership of phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors.

(4)	Includes 429,752 shares held of record, 225,178 shares subject to stock options exercisable within 60 days, approximately 4,834 shares held indirectly through our Stock Purchase Program, and approximately 147,017 shares held indirectly through our Employees Investment Plan; but does not include approximately 74,324 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest. Employees Investment Plan and Stock Purchase Program holdings are as of August 31, 2006.

(5)	Includes 3,900 shares held of record and 7,300 shares subject to stock options exercisable within 60 days.

(6)	Includes 2,745 shares held of record and 17,800 shares subject to stock options exercisable within 60 days.

(7)	Includes 6,400 shares held of record and 5,500 shares subject to stock options exercisable within 60 days.

(8)	Includes 5,582 shares held of record and 23,900 shares subject to stock options exercisable within 60 days.

(9)	Includes 14,746 shares held of record, 32,460 shares subject to stock options exercisable within 60 days, approximately 1,782 shares held indirectly through our Stock Purchase Program and approximately 530 shares held indirectly through our Employees Investment Plan. Employees Investment Plan and Stock Purchase Program holdings are as of August 31, 2006.

(10)	Includes 1,490 shares held of record, 24,156 shares subject to stock options exercisable within 60 days, approximately 1,277 shares held indirectly through our Stock Purchase Program and approximately 13,507 shares held indirectly through our Employees Investment Plan; but does not include approximately 115 phantom stock units held indirectly through our Benefit Restoration Plan. Employees Investment Plan and Stock Purchase Program holdings are as of August 31, 2006.

(11)	Includes 488,634 shares held of record, 398,332 shares subject to stock options exercisable within 60 days, approximately 7,893 shares held indirectly through our Stock Purchase Program, and approximately 161,054 shares held indirectly through our Employees Investment Plan; but does not include approximately 74,439 phantom stock units held indirectly through our Benefit Restoration Plan or approximately 26,473 shares attributable to phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors. Employees Investment Plan and Stock Purchase Program holdings are as of August 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Have our directors, executive officers and 10% stockholders complied with Section 16(a) of the Exchange Act?

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file reports with the SEC. These persons must file initial reports of ownership on Form 3 as well as reports of changes in ownership of common stock and other equity securities of our Company on Forms 4 and 5. Executive officers, directors and greater than 10% stockholders are required by federal regulations to provide us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of reports made available to us and/or written representations that no other reports are required, to our knowledge, our executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2006, except as follows:

•	The Tandy Brands Accessories, Inc. Benefit Restoration Plan is a multi-fund nonqualified plan of deferred compensation, the purpose of which is to restore retirement benefits on behalf of a select group of our management and highly compensated employees who are eligible to make contributions to our Employees Investment Plan, the amount of which is reduced due to limitations imposed by Sections 401(a)(17) and 402(g) of the Internal Revenue Code of 1986. One of the available funds is a Tandy Brands common stock fund. Mr. Jenkins inadvertently failed to file three Section 16 reports on a timely basis reporting his acquisition of phantom stock units represented by his plan interests in this fund. The failure to file in a timely manner was due to the failure of Tandy Brands’ third-party administrator to notify Mr. Jenkins of purchases made on his behalf until after the filing deadlines had passed. Mr. Jenkins promptly filed the appropriate Form 4 reporting the transactions after receiving notice from the third-party administrator.

•	Mr. Flaherty filed a Form 4 with respect to an open-market sale of fifty shares two days past the due date.

EXECUTIVE OFFICER AND NON-EMPLOYEE DIRECTOR COMPENSATION

How do we compensate our executive officers?

We believe compensation of our executive officers and other key management personnel should be directly and materially linked to our operating performance. We strive to achieve this relationship through short-term incentives that weight executive compensation towards bonuses paid on the basis of our performance and long-term incentives to own and hold substantial investments in our common stock.

The Compensation Committee of our Board of Directors reviews and makes recommendations to the full Board of Directors regarding our executive compensation program and submits all issues concerning executive compensation to the full Board of Directors for approval. The committee reviews and recommends to the Board long-term incentive awards for our executive officers and, in accordance with Delaware law, has delegated authority for certain awards to other employees to our Chief Executive Officer.

Annual and Long-Term Compensation.  The following table presents certain information concerning annual and long-term compensation paid to each of our named executive officers during each of the fiscal years ended June 30, 2006, 2005 and 2004.

Summary Compensation Table

				Long-Term Compensation
				Restricted	Securities	All
		Annual Compensation		Stock	Underlying	Other
Name and Principal	Fiscal	Salary	Bonus	Award(s)	Options	Compensation
Position	Year	($)	($)	($)(1)	(#)	($)(2)

J.S.B. Jenkins	2006	$508,815	$0	$157,812	24,534	$106,712
President and Chief	2005	$494,000	$0	$161,293	29,700	$115,877
Executive Officer	2004	$475,000	$213,422	$145,200	29,700	$134,444
Mark J. Flaherty	2006	$187,501	$0	$66,776	10,381	$19,415
Chief Financial Officer,	2005	$182,000	$0	$67,983	12,600	$25,064
Treasurer and Assistant Secretary	2004	$175,000	$47,211	$61,200	12,600	$18,377
David Lawhon(3)	2006	$179,630	$0	$15,869	2,467	$22,725
Vice President of Operations

(1)	On July 1, 2005, Messrs. Jenkins, Flaherty and Lawhon were granted restricted stock awards of 14,818 shares, 6,270 shares and 1,490 shares, respectively, which vest on July 1, 2008. On July 1, 2004, Messrs. Jenkins and Flaherty were granted restricted stock awards of 12,100 shares and 5,100 shares, respectively, which vest on July 1, 2007. On July 1, 2003, Messrs. Jenkins and Flaherty were granted restricted stock awards of 12,100 and 5,100 shares, respectively, which vested on July 1, 2006. The amounts shown represent the dollar value of our common stock on the date of grant of the restricted stock awards, based on the closing price of our common stock on the date of grant, $10.65 on July 1, 2005, $13.33 on July 1, 2004 and $12.00 on July 1, 2003. As of June 30, 2006, the aggregate number of shares of restricted stock held by our executive officers, and the dollar value of such shares based on the closing price of our common stock ($10.36) on June 30, 2006, was: Mr. Jenkins — 39,018 shares ($404,226); Mr. Flaherty — 16,470 shares ($170,629); and Mr. Lawhon — 1,490 shares ($15,436). Dividends are paid to Messrs. Jenkins, Flaherty and Lawhon during the restricted period on all restricted shares held by them.

(2)	For fiscal 2006, includes automobile allowances of approximately $2,604, $2,973 and $2,011 for each of Messrs. Jenkins, Lawhon and Flaherty, respectively; matching contributions under our Stock Purchase Program of approximately $25,457, $10,406 and $9,384 for each of Messrs. Jenkins, Lawhon and Flaherty, respectively;

matching contributions under our Employees Investment Plan of approximately $6,358, $9,345 and $8,020 for each of Messrs. Jenkins, Lawhon and Flaherty, respectively; and matching contributions under our Benefit Restoration Plan of approximately $72,293 for Mr. Jenkins.

(3)	Mr. Lawhon became an executive officer on August 16, 2005.

Stock Options.  The following table presents information concerning stock options granted to each of our named executive officers during the fiscal year ended June 30, 2006. These options were granted on July 1, 2005 in recognition of fiscal 2005 performance. The board of directors determined not to make any equity grants for fiscal 2006 based on our fiscal 2006 performance.

Option Grants In Last Fiscal Year

					Potential Realizable
					Value at Assumed
		Percentage			Annual Rates of
		of			Stock
	Number	Options			Price
	of	Granted			Appreciation
	Securities	to			for
	Underlying	Employees	Exercise		Option
	Options	During	Price		Term(2)
	Granted	Fiscal	Per	Expiration	5%	10%
Name	(#)(1)	Year	Share	Date	($)	($)

J.S.B. Jenkins	24,534	32.1%	$10.57	7/1/15	$163,088	$413,296
David Lawhon	2,467	3.2%	$10.57	7/1/15	$16,399	$41,559
Mark J. Flaherty	10,381	13.6%	$10.57	7/1/15	$69,007	$174,877

(1)	These options were granted on July 1, 2005, and vest in one-third increments on each anniversary date of the original grant until fully vested.

(2)	The amounts shown in these columns represent the potential realizable values using the options granted and the exercise price. The SEC’s executive compensation disclosure rules set the assumed rates of stock appreciation. The rates are not intended to predict appreciation in the value of our common stock.

Stock Option Exercises.  The following table presents certain information concerning options exercised during the fiscal year ended June 30, 2006, by each of our named executive officers. The table also includes information regarding unexercised options held by such persons at June 30, 2006.

Aggregated Option Exercises In The Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Securities
			Underlying
	Shares		Unexercised Options at
	Acquired		Fiscal		Value of Unexercised
	on	Value	Year-End		In-the-Money Options at
	Exercise	Realized	(#)		Fiscal Year-End ($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

J.S.B. Jenkins	15,000	$58,650	197,200	54,234	$261,838	$0
David Lawhon	0	$0	20,333	7,134	$0	$0
Mark J. Flaherty	0	$0	20,600	22,981	$0	$0

Supplemental Executive Retirement Plan.  On January 1, 2003, we adopted the Tandy Brands Accessories, Inc. Supplemental Executive Retirement Plan (the “SERP”) for a select group of our executive officers. The SERP was terminated, effective September 2, 2005, as described below. The SERP provided that, upon normal retirement at age 65, a participant would receive, in the form of a 100% joint and survivor annuity, an annual benefit (or actuarially equivalent lump-sum at the time of retirement in lieu of such joint and survivor annuity) which would generally be equal to 2% of the average of the participant’s highest annual gross salary and bonus (without reduction for any deductions) for three complete fiscal years over the last 10 fiscal years of the participant’s employment, multiplied by the participant’s years of service up to a maximum of 30 years, and reduced by the participant’s Social

Security retirement benefits and the participant’s benefits under the Tandy Brands Accessories, Inc. Employees Investment Plan when expressed in the form of a single-life annuity commencing with the participant’s normal retirement age. If the participant had at least 15 years of service with Tandy Brands and retired at or after age 55 but before age 65, the benefit would have been reduced by 5% for each year the participant’s retirement preceded age 65. A participant was also eligible for a benefit if the participant became disabled or if the participant terminated service with us after completing 15 years of service and the participant’s termination of service was not as a result of normal retirement, early retirement or disability. If the participant began receiving a disability benefit or a termination benefit at or after age 55 but before age 65, the benefit would have been reduced by 5% for each year the benefit distribution preceded age 65. The SERP also provided for a pre-retirement death benefit if the participant died after reaching normal retirement or early retirement age but before receiving distributions under the SERP.

The following table illustrates estimated annual benefits payable in the form of a 100% joint and survivor annuity payment under the SERP, as of June 30, 2005, upon normal retirement at age 65 for various levels of compensation and years of service. The estimated benefits listed in the following table are not subject to deduction for any Social Security retirement benefit or other offset amounts, as estimates of such amounts are included in the computations.

Supplemental Executive Retirement Plan Table

Final Average	Years of Service
Compensation	15	20	25	30

$200,000	$19,221	$30,836	$41,169	$50,025
$400,000	$74,559	$98,211	$118,878	$136,590
$600,000	$134,559	$171,409	$202,409	$228,977
$800,000	$194,559	$244,606	$285,939	$321,364
$1,000,000	$254,559	$317,804	$369,470	$413,750
$1,200,000	$314,559	$391,002	$453,000	$506,137
$1,400,000	$374,559	$454,199	$536,531	$598,524
$1,600,000	$434,559	$537,397	$620,062	$690,911

On August 2, 2005, the Board of Directors terminated the SERP, effective as of September 2, 2005. As a result of the termination of the SERP, no additional participants may become entitled to benefits under the SERP. There are no participants currently receiving benefits who would be entitled to continued benefits. Mr. Jenkins was the only actively employed participant on the effective date of the termination and would be entitled, under the SERP, to have his supplemental plan benefits calculated as if he had attained normal retirement age, under the SERP, with at least 30 years of service as of the SERP termination date. On August 19, 2005, the Board of Directors entered into an Acknowledgment and Release Agreement (the “Agreement”) with J.S.B. Jenkins settling amounts owed to him under the SERP.

Under the Agreement, Mr. Jenkins waived his right to any benefit which he had accrued under or to which he would be entitled as a result of the termination of the SERP in return for (i) the balance, as of the effective date of the termination of the SERP and after the payment of any other benefits due and payable under the SERP to any other participants in the SERP, of any funds remaining in the rabbi trust (the “Trust”) established by the Company for the purpose of setting aside amounts to assist the Company in satisfying its obligation under the SERP, plus (ii) beginning with the 2006 fiscal year and continuing until June 30, 2008, an additional $330,593 for each such fiscal year, which will be accrued on the books of the Company, or, at the Company’s discretion, contributed to the Trust. For the additional accrual or contribution of $330,593 per fiscal year until June 30, 2008, Mr. Jenkins must remain employed with the Company for each such fiscal year and be employed with the Company on the last day of any such fiscal year. The funds remaining in the Trust, together with any additional contributions made by the Company to the Trust in satisfaction of it obligations under the Agreement, will continue to be invested under the terms of the Trust. Any amounts that are not contributed to the Trust, but are accrued on the books of the Company shall accrue interest at a rate per annum equal to the Company’s cost of borrowing in effect from time to time. Mr. Jenkins may elect payment of the benefits described in the Agreement either as a lump sum payment after his termination or as a designated number of annual payments after his termination.

The Board of Directors determined it was in the best interests of the Company to terminate the SERP because of the limited number of participants. Except for the benefits owed to Mr. Jenkins as described above, there are no payment obligations or early termination penalties incurred by the Company for the termination of the SERP.

Employment Contracts and Change in Control Arrangements.  We entered into severance agreements with J.S.B. Jenkins in July 1999, Mark J. Flaherty in August 2003, and David Lawhon in August 2005. Each severance agreement has a three-year term, but is automatically extended on a year-to-year basis after the end of each term unless a change in control, as defined in the agreements, occurs. If a change in control occurs, the severance agreements will remain in effect until all benefits which are due have been paid. If, within three years after a change in control occurs, the officer’s employment is terminated, other than as a result of permanent disability or for cause, or the officer terminates his employment as a result of certain events, the officer will be entitled to an amount equal to 200% of the officer’s aggregate base pay plus incentive pay. In addition, if a change in control occurs:

•	all of the officer’s stock options will immediately vest;

•	all restrictions on any restricted stock granted to the officer will lapse; and

•	the officer will receive all performance shares granted prior to the change in control.

Under the severance agreements, each officer will, for two years following termination after a change in control, continue to receive the same employee benefits he received prior to termination. All amounts payable under each severance agreement cannot exceed 299% of the officer’s “base amount” as determined under the Internal Revenue Code.

How do we compensate our non-employee directors?

Meeting Fees.  For the fiscal year ended June 30, 2006, non-employee directors and our Chairman received an annual retainer of $25,000 and $53,000, respectively. In addition, the chairperson of our audit committee received a $7,500 retainer and the chairpersons of our other committees received $5,000 annual retainers. Our non-employee directors also received a fee of $1,500 for each Board meeting and each committee meeting they attended, other than audit committee meetings, for which the fee was $2,000 per meeting. We also reimbursed our directors for travel, lodging and related expenses they incurred in attending Board and committee meetings, and we provided each director with directors’ and officers’ insurance and travel accident insurance.

Incentive Awards.  The Tandy Brands Accessories, Inc. 2002 Omnibus Plan provides for the issuance of incentive stock options, nonqualified stock options, performance units, stock appreciation rights, and restricted stock. Under the Omnibus Plan, when a non-employee director is first elected or appointed to the Board, he or she is granted a nonqualified stock option to purchase 5,000 shares of our common stock, or, if the Board so elects, an alternative form of award (other than an incentive stock option) with a value substantially equivalent to or greater than the value of such nonqualified stock option. The Omnibus Plan also provides that concurrently with each regular annual election of members to the Board of Directors, each continuing non-employee director will receive a nonqualified stock option to purchase 2,500 shares of our common stock and our Chairman (if the Chairman was previously elected to the Board and continues to serve as a director) will receive a nonqualified stock option to purchase 4,425 shares of our common stock. If the Board so elects, non-employee directors and our Chairman may receive an alternative form of award (other than an incentive stock option) with a value substantially equivalent to or greater than the value of a nonqualified stock option to purchase 2,500 and 4,425 shares of our common stock, as the case may be. The exercise price of stock options granted under the plan is the average of the high and low prices of our common stock on the date of grant.

On October 18, 2005, each of our non-employee directors, other than the Chairman of the Board, was granted a stock option to purchase 2,000 shares of common stock at an exercise price of $11.70 and 1,100 shares of restricted stock. Our Chairman was granted a stock option to purchase 4,000 shares of common stock at an exercise price of $11.70 per share and 2,200 shares of restricted stock. The options became fully vested six months after the date of grant and the restricted stock awards vest in one-third increments on each anniversary date of the original grant until fully vested.

These awards were made in accordance with the terms of the Omnibus Plan and based on our fiscal 2005 performance. The board of directors has determined not to make any incentive awards for fiscal 2006 based on our fiscal 2006 performance.

Stock Deferral Plan.  Our non-employee directors may elect in writing to defer receipt of all of their annual and committee chair retainer fees and meeting fees under our 1995 Stock Deferral Plan for Non-Employee Directors. All amounts deferred are credited to a bookkeeping reserve account we maintain in phantom stock units which are equivalent in value to shares of our common stock, based on the average closing price of our common stock during the quarter to which their deferral election applies.

All phantom stock units are fully vested and cannot be forfeited. Shares of stock equal to the number of phantom stock units deferred are payable in a single distribution at the time specified in the applicable deferral election, so long as that time is not earlier than twelve months following the establishment of a particular phantom stock unit. The Company has the option to pay the cash value of the shares underlying the phantom stock units in lieu of issuing such shares. Any declared cash dividends that would be payable on a number of shares of our common stock equal to the phantom stock units which are credited to a participating director’s account will be reinvested. Any phantom stock units will also be adjusted for stock dividends or other capital adjustments. In the event we experience a change in control, all phantom stock units will become immediately payable.

As of September 21, 2006 six directors were eligible to participate in our benefit plans for non-employee directors. The stock deferral plan was originally authorized to issue up to 50,000 shares of our common stock, of which approximately 23,500 are still available for issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Did we engage in any related party transactions during the past fiscal year?

During the 2006 fiscal year and as of the present date, Clay Jenkins, the son of J.S.B. Jenkins, our President and Chief Executive Officer, was employed by us as Vice President of Sales, Men’s Division. Clay Jenkins was paid an aggregate salary and bonus of $131,908 for his services during the 2006 fiscal year. He was also awarded 1,341 shares of restricted stock and granted an option to purchase 2,220 shares of our common stock in fiscal 2006. As of September 8, 2006, Clay Jenkins owned 58,127 shares of our common stock, which includes approximately 680 shares held indirectly through our Stock Purchase Program. We are of the opinion that Clay Jenkins’ employment is in the best interest of the Company.

During the 2006 fiscal year and as of the present date, Jeff Karwich, the son-in-law of David Lawhon, our Vice President of Operations as of August 16, 2005, was employed by us as Vice President of Purchasing/Inventory Control for the Women’s Department Store Group and ETON. Jeff Karwich was paid an aggregate salary and bonus of $86,763 for his services during the 2006 fiscal year. He was also awarded 1,043 shares of restricted stock and granted an option to purchase 1,727 shares of our common stock in fiscal 2006. As of September 8, 2006, Jeff Karwich owned 1,249 shares of our common stock. We are of the opinion that Jeff Karwich’s’ employment is in the best interest of the Company.

STOCK PERFORMANCE

How did our common stock perform compared to certain indexes?

The line graph below compares the yearly percentage change in the cumulative total stockholder return on our common stock. The graph assumes reinvestment of dividends, if any, and the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the S&P Apparel, Accessories & Luxury Goods Index for the period from June 2001 through June 2006. The returns shown on the graph are not necessarily indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Tandy Brands Accessories, Inc.,
The NASDAQ Stock Market (U.S.) Index
and The S & P Apparel, Accessories & Luxury Goods Index

* $100 invested on 6/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

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CORPORATE GOVERNANCE

Are the members of the Board “independent”?

Our Board has determined the following directors are “independent,” as defined in Nasdaq’s current listing standards: James F. Gaertner, Ph.D., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier and Gene Stallings. These are all of our directors other than Mr. Jenkins, our President and Chief Executive Officer.

How many Board meetings were held last year?

Our Board of Directors held five regular meetings and two special meetings during the 2006 fiscal year. Each director attended every Board meeting and every meeting of the committees on which they served held during the period during which he or she has been a director, except as follows: Ms. Nicholas missed one meeting of the Board of Directors and one meeting of the Compensation Committee and Dr. Gaertner missed one meeting of the Audit

Committee. Although we do not have a policy that requires Board members to attend the annual meeting of stockholders, all of our directors who were members of the Board at such time attended last year’s annual meeting.

Has the Board of Directors adopted a Code of Ethics?

We are committed to conducting business in a lawful and ethical manner. To that end, we have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers and other employees of Tandy Brands and our subsidiaries. The Code is designed to:

•	provide guidance in addressing potentially troublesome situations involving Tandy Brands and our subsidiaries;

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

•	promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us.

The full text of the Code is available on our website at www.tandybrands.com. We intend to disclose any amendments to, or waivers of, the Code that are required to be disclosed by the rules of the SEC and Nasdaq on our website within four business days following the date of the amendment or waiver.

What are the Board of Directors’ committees? What functions do they serve?

Audit Committee.  James F. Gaertner, Ph.D., Roger R. Hemminghaus and George C. Lake currently serve on our Audit Committee, with Mr. Hemminghaus serving as its Chairman. The Audit Committee held four regular meetings during the 2006 fiscal year. The primary purpose of our Audit Committee is to represent and assist the Board in discharging its oversight responsibility relating to:

•	our accounting, reporting, and financial practices, including the integrity of our financial statements and the audits of our financial statements;

•	the surveillance of administration and financial controls and our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and our independent auditor.

Our Board of Directors has determined that each member of the Audit Committee is “independent,” as independence is defined for audit committee members in Nasdaq’s current listing standards, and that Dr. Gaertner is an “audit committee financial expert,” as defined by the SEC.

Our Board of Directors has adopted a written charter governing the Audit Committee, a copy of which is available on our website at www.tandybrands.com.

Nominations Committee.  Our Nominations Committee is currently comprised of James F. Gaertner, Ph.D., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier, and Gene Stallings, each of whom is “independent,” as such term for nominations committee members is defined in Nasdaq’s current listing standards. The Nominations Committee met two times during the 2006 fiscal year. Our Board of Directors has adopted a Nominations Committee charter which governs the committee, a copy of which is available on our website at www.tandybrands.com.

The primary purposes of our Nominations Committee are to:

•	make recommendations to the Board concerning the size and composition of the Board of Directors and its committees;

•	identify individuals qualified to become members of the Board of Directors and recommend that the Board select director nominees from among such qualified individuals; and

•	periodically review Board procedures and performance.

Our Nominations Committee reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Nominations Committee initiates a search. As a part of the search process, the Nominations Committee may consult with other directors and members of management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Nominations Committee reviews the candidate’s experiences, skills, and characteristics. The committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would satisfy Nasdaq’s independence requirements. With respect to the minimum experiences, skills, or characteristics necessary to serve on the Board, the Nominations Committee will only consider candidates who:

•	demonstrate the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	will be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our stockholders.

Other considerations include whether the candidate:

•	has served on any other boards of publicly traded companies;

•	is an active or recently retired chief executive, chief financial or chief operating officer;

•	has retail, wholesale or foreign sourcing experience;

•	has experience in corporate governance matters of publicly traded companies;

•	will be eligible to serve on the Board for at least three years;

•	is compatible with the other members of the Board; and

•	has a genuine interest in serving on the Board.

Potential candidates are interviewed by our Chief Executive Officer and members of the Nominations Committee as desired and as schedules permit. The Nominations Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominations Committee, in its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Nominations Committee recommended to the Board that Dr. James F. Gaertner, Roger R. Hemminghaus and Gene Stallings be nominated for re-election as Class I directors at this year’s annual meeting of stockholders. The Board has nominated each of Dr. Gaertner, Mr. Hemminghaus and Mr. Stallings to the Board of Directors and unanimously recommends you vote FOR their re-election.

The Nominations Committee will consider nominations from our stockholders. If a stockholder wishes to nominate anyone for the Board of Directors, our certificate of incorporation requires that the stockholder submit notice of his or her nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we mail notice of the meeting to our stockholders. The stockholder’s notice must contain the following information:

•	the name of the nominee;

•	the nominee’s business and residence address;

•	the nominee’s principal occupation;

•	the name and address of the nominee’s employer or business if self-employed;

•	the number of shares of our common stock beneficially owned by the nominee, if any; and

•	the number of shares of our common stock beneficially owned by the nominating stockholder.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the Nominations Committee for its review and consideration.

Compensation Committee.  Colombe M. Nicholas, W. Grady Rosier and Gene Stallings serve on our Compensation Committee, with Mr. Rosier serving as the Chair. The Compensation Committee held two meetings during the 2006 fiscal year. The primary purpose of the Compensation Committee is to review the performance of our Chief Executive Officer and other executive officers and make recommendations to the Board of Directors for determining their compensation, including salary, bonus, incentive and equity compensation. The Board has adopted a Compensation Committee charter, a copy of which is available on our website at www.tandybrands.com, setting forth the committee’s responsibilities, which include, without limitation:

•	making recommendations to the Board with respect to incentive-compensation plans and equity-based plans and establishing criteria for the granting of options and other incentive awards to our executive officers, other employees and directors;

•	developing management succession plans;

•	establishing, reviewing and assessing executive compensation programs; and

•	reviewing director compensation levels and practices and recommending from time to time changes in such compensation levels and practices.

Each member of the Compensation Committee is “independent,” as such term for compensation committee members is defined in Nasdaq’s current listing standards.

Compensation Committee Interlocks and Insider Participation.   None of the current or prior members of our Compensation Committee is or was an officer or employee of Tandy Brands or any of our subsidiaries and none of the members were a party to any material transaction with us during the past fiscal year. In addition, none of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity of which an executive officer served on our Compensation Committee or our Board of Directors.

Can I communicate with the Board of Directors directly?

Stockholders seeking to communicate with any individual member or group of our Board of Directors may send correspondence to Tandy Brands Accessories, Inc. Board of Directors, c/o Assistant Secretary, 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, or via email to board@tandybrands.com. Communications directed to Board members will be sent to our Assistant Secretary, who will forward communications to our Chairman of the Board. Our Chairman will then forward the communications to the appropriate Board member(s).

INDEPENDENT AUDITOR

Who is our independent auditor this year?

Our Audit Committee selected Ernst & Young LLP to serve as our independent auditor for the 2007 fiscal year. A representative of Ernst & Young is expected to attend the meeting. The representative will have the opportunity to make a statement at the meeting and respond to appropriate questions from our stockholders.

What fees did we pay to our independent auditor for fiscal 2005 and 2006?

The following table presents fees for professional audit services performed by Ernst & Young for the audit of our consolidated financial statements for the years ended June 30, 2006 and June 30, 2005 and fees billed for other services rendered by Ernst & Young during those periods.

	Fiscal Year	Fiscal Year
	Ended June	Ended June
	30, 2006	30, 2005

Audit Fees(1)	$274,071	$311,742
Audit-Related Fees(2)	$2,700	$5,196
Tax Fees(3)	$40,800	$5,333
All Other Fees	$0	$0

(1)	Includes annual audit of consolidated financial statements, review of consolidated financial statements included in our Forms 10-Q, and consents associated with registration statements on Form S-8 filed with the SEC.

(2)	Includes primarily accounting consultations and consultations relating to the Sarbanes-Oxley Act of 2002.

(3)	Includes tax compliance and consulting services.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services to be performed by our independent auditor (the “Policy”).

The Policy provides that our independent auditor may not perform any audit, audit-related, tax or other services for the Company, unless: (1) the service has been pre-approved by the Audit Committee, or (2) the Company engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Policy. As provided in the Policy, the Audit Committee has granted general pre-approval of certain services to be performed by the independent auditor subject to maximum fee levels for each category of services. The Audit Committee amends and/or supplements these service categories on a periodic basis and establishes the appropriate fee level annually.

The Audit Committee has authorized the committee Chairman or any of its other members to pre-approve audit and permissible non-audit services that are consistent with the SEC’s rules on auditor independence up to $25,000 per engagement. The full Audit Committee must approve engagements that exceed $25,000. The Audit Committee member(s) report any pre-approval decisions under these procedures to the full Audit Committee at its next regularly scheduled meeting.

All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to our Chief Financial Officer and must include a detailed description of the services to be rendered. Our Chief Financial Officer will then determine whether such services are included within the list of services that have received the Audit Committee’s general pre-approval. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

All services provided by and all fees paid to Ernst & Young in fiscal 2006 were pre-approved by the Audit Committee in accordance with the Policy. None of the services described in the table above provided in fiscal 2006 were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for preparing the Company’s financial statements and the Company’s reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Tandy Brands and management. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Tandy Brands is compatible with the auditor’s independence.

The Audit Committee discussed with the Company’s independent auditor the overall scope and plans for their audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four regular meetings during fiscal 2006.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditor is in fact “independent.”

Based on the Company’s discussions with management, the Company’s internal auditor and the Company’s independent auditor, and in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

ROGER R. HEMMINGHAUS, CHAIRMAN
JAMES F. GAERTNER, PH.D.
GEORGE C. LAKE

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee is composed entirely of non-employee directors. Each member is “independent” as defined by Nasdaq’s current listing standards. None of these directors participate in the compensation programs described in this report. The Compensation Committee is responsible for reviewing and making recommendations to our Board of Directors regarding the compensation of our executive officers. Our Board of Directors has final approval of executive officer compensation.

We review the performance of each executive officer on at least an annual basis. Base salary adjustments are based upon the results of performance reviews. Base salary adjustments for the executive officers, excluding our Chief Executive Officer, are also based upon the recommendation of our President and Chief Executive Officer.

What is the Committee’s philosophy?

In determining executive officer compensation, we are guided by the following objectives:

•	attracting, retaining and motivating highly qualified and committed executive officers;

•	using the competitive employment marketplace as a guide to assessing and establishing compensation levels;

•	exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive officer, our current economic and business circumstances and prevailing conditions in the marketplace; and

•	encouraging executive officers to obtain and hold an equity stake in our stock.

What are the components of our executive officers compensation plan?

Under our fiscal 2006 executive officers compensation plan, executive officer compensation consisted of the following components:

•	annual base salary;

•	annual incentive bonus;

•	long-term compensation in the form of stock option grants and restricted stock awards; and

•	matching contributions under our Stock Purchase Program, Employees Investment Plan and Benefit Restoration Plan.

In establishing this plan, we collected and reviewed information regarding comparative executive officer compensation using publicly available sources. In addition, the Compensation Committee updated information it had previously collected through prior compensation surveys produced by independent compensation firms to collect current compensation ranges for our peer group.

How were base salaries determined?

During fiscal 2006, we sought to establish base salaries of our executive officers at levels that, in the judgment of the Compensation Committee and the Board of Directors, were sufficiently competitive to attract and retain qualified executive officers. These salaries were approximately equal to the average base salaries for comparable positions within our peer group. The Compensation Committee established the base salary portion of annual compensation at the beginning of the fiscal year and provided for a small salary increase for fiscal 2006. We granted salary increases to our executive officers in order to provide them with salaries comparable to those within our industry and peer group.

Were incentive bonuses paid?

We structure our incentive bonuses to encourage achievement of our performance goals with additional cash compensation directly related to our performance. Our fiscal year 2006 compensation plan provided for incentive bonuses based on:

•	the extent to which fiscal year 2006 profit performance exceeded fiscal year 2005 performance; and

•	return on asset performance in accordance with criteria established by our Board of Directors.

Under the plan, potential bonuses were set at performance levels that, in the judgment of the Compensation Committee and the Board of Directors, would facilitate growth. Our annual incentive bonus calculation is based upon individual officer payout percentages, established by the Compensation Committee, ranging from 35% to 75% of base salary for each officer based on the achievement of 100% of the pre-tax income set forth in our original fiscal 2006 plan, as approved by our Board. Additionally, a minimum level for bonus payout was established at 70% of the pre-tax income set forth in our original fiscal 2006 plan pursuant to which no bonuses would be paid if our pre-tax income were below this threshold. Because our performance was not above the minimum levels established by the Compensation Committee, we did not pay any bonuses to our executive officers for the fiscal year ended June 30, 2006.

What is the long-term component of executive compensation?

Our equity incentive plans and Stock Purchase Program provide long-term incentive compensation for executive officers if the market price of our common stock increases over time. We granted options to purchase an aggregate of 37,382 shares of our common stock and an aggregate of 22,578 shares of restricted stock to our named executive officers during the past fiscal year. These awards were in recognition of our fiscal 2005 performance. We determined not to make any equity awards for the fiscal 2006 current year based on our fiscal 2006 performance. In addition, our named executive officers received matching contributions aggregating approximately $45,247 for the purchase of common stock under our Stock Purchase Program, and approximately $23,723 and $72,293 in matching contributions under our Employee Investment Plan and our Benefit Restoration Plan, respectively, during fiscal 2006. Our Board of Directors terminated the Supplemental Executive Retirement Plan effective on September 1, 2005, and our chief executive officer entered into an agreement with the Company settling amounts owed to him. See “Executive Officer and Non-Employee Director Compensation — How do we compensate our executive officers? — Supplemental Executive Retirement Plan” for more details.

How was our Chief Executive Officer’s compensation determined?

During fiscal year 2006, our Chief Executive Officer’s base salary rate was $508,815, a $14,815 increase from fiscal year 2005. Because our performance during fiscal year 2006 did not meet or exceed the minimum levels established in our compensation plan, we did not pay our Chief Executive Officer a bonus for fiscal year 2006. We also did not pay our Chief Executive Officer a bonus for fiscal year 2005. The base salary paid to our Chief Executive Officer for fiscal year 2006 was, in the opinion of the Compensation Committee and the Board of Directors, consistent with the salaries and bonuses for comparable positions within our industry and peer group.

What limits does the Internal Revenue Code impose on deducting executive compensation?

Section 162(m) of the Internal Revenue Code of 1986 provides that, in the case of a publicly held corporation, the corporation is not generally allowed to deduct remuneration paid to its chief executive officer and certain other highly compensated officers to the extent that such remuneration exceeds $1,000,000 for the taxable year. Certain remuneration, however, is not subject to disallowance, including compensation paid on a commission basis, and, if certain requirements prescribed by the Code are satisfied, other performance based compensation. At this time, we believe the deduction disallowance prescribed by Section 162(m) of the Code does not apply to us.

This report has been provided by the Compensation Committee of our Board of Directors.

COMPENSATION COMMITTEE

W. GRADY ROSIER, CHAIR
COLOMBE M. NICHOLAS
GENE STALLINGS

SKU #002CS-12254

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS.
1 . To elect Class I Directors
Nominees:
	For	Withhold
01 - Dr. James F. Gaertner	☐	☐

02 - Mr. Roger R. Hemminghaus	☐	☐

03 - Mr. Gene Stallings	☐	☐

B	Issues
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL (PREFERRED SHARE PURCHASE RIGHTS PLAN) AND OTHERWISE AT THE DISCRETION OF THE PROXIES.

	For	Against	Abstain
2. Stockholder Proposal (Preferred Share Purchase Rights Plan)	☐	☐	☐

3. In their discretion upon such other matters as properly come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. When signing as attorney, executor, adminsiter, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. When shares are held by joint tenants, both should sign.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

/ /

■	0 1 0 7 6 8	1 U P X	C O Y	+

       Proxy - Tandy Brands Accessories, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned security holder of Tandy Brands Accessories, Inc., a Delaware corporation, hereby appoints J.S.B. Jenkins and Mark J. Flaherty, and each of them, with full power of substitution, to represent and to vote on behalf of the undersigned all securities which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on Tuesday, October 31,2006, at 10:00 A.M., local time, at the Hilton Arlington located at 2401 East Lamar Boulevard, Arlington, Texas 76006, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such securities upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.
The securities represented to this Proxy will be voted as specified on the reverse side, but if no specification is made, the Proxies named on the reverse side intend to vote the securities at their discretion FOR the election of the nominees listed in the Proxy Statement for the Annual Meeting, AGAINST the stockholder proposal to rescind Tandy Brands Accessories, Inc.’s preferred share rights plan, if such proposal is properly presented at the meeting, and otherwise at the discretion of the Proxies.
IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE